AGREEMENT AND PLAN OF REORGANIZATION
                 ------------------------------------

          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 21st day of January, 1999, by and between ADAIRSVILLE BANCSHARES, INC., a Georgia business corporation (hereinafter "Adairsville," and unless the context otherwise requires, the term "Adairsville" shall include both Adairsville Bancshares, Inc. and its subsidiary Bank of Adairsville ("Adairsville Bank")), and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter "United," and unless the context otherwise requires, the term "United" shall include United Community Banks, Inc. and its subsidiaries.

                           R E C I T A L S:
                           ----------------

          WHEREAS, the respective boards of directors of Adairsville and United deem it advisable and in the best interests of each such entity and their respective shareholders that Adairsville be acquired by United and that such acquisition be accomplished by a merger of Adairsville and Adairsville Interim Corporation, a Georgia business corporation and a wholly-owned subsidiary of United ("Interim"), pursuant to which Interim will merge with and into Adairsville with each of the issued and outstanding shares of common stock, $4 par value per share, of Adairsville ("Adairsville Stock") being converted into the right to receive $18.50 in cash, all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "Merger Agreement");

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

                               ARTICLE I
                               ---------

                                CLOSING
                                -------

          The transactions contemplated herein shall be consummated (the "Closing") at the offices of Adairsville Bank in Adairsville, Georgia, or some other mutually agreeable location, on the first business day following the later to occur of (i) the receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, and the expiration of any waiting or similar period required by applicable law and (ii) the satisfaction of all other conditions to consummation of the Merger (the "Closing Date"), or at such other time and place as may be mutually satisfactory to the parties hereto.

                              ARTICLE II
                              ----------

                                MERGER
                                ------
          Pursuant to the terms and conditions provided herein, on the Closing Date Adairsville and Interim shall be merged in accordance with and in the manner set forth in the Merger Agreement. The surviving corporation following the Merger will operate under the Articles of Incorporation of Adairsville and will be a wholly-owned subsidiary of United. Upon the terms and conditions of this Agreement and the Merger Agreement, United shall make available on or before the Closing Date (as defined in the Merger Agreement) for delivery to the holders of Adairsville Stock sufficient funds to provide for cash payments of $18.50 per share (the "Purchase Price"); provided that if the Closing Date is ninety days after the date hereof (the "Threshold Date"), then the consideration per share payable shall be increased by the amount of the net earnings per share of Adairsville between January 1, 1999 and the Closing Date. Net earnings for the purpose of this Article shall be reduced by the amount of any non-operating earnings and not reduced by any reserves or charges made pursuant to
Section 3.13 hereof.

                              ARTICLE III

                           OTHER AGREEMENTS

          3.1  Meeting of Shareholders of Adairsville.  Adairsville
               --------------------------------------
shall take all actions in accordance with the laws of Georgia and its Articles of Incorporation and Bylaws to call a special meeting of its shareholders (the "Special Meeting") to be held not more than sixty
(60) days from the date hereof for the purpose of submitting the Merger Agreement to such shareholders for their approval. In connection with the Special Meeting, Adairsville shall prepare and submit to its shareholders a notice of meeting and information statement (the "Adairsville Information Materials").

          3.2  Absence of Brokers.  Except for $10,000 payable by
               ------------------
Adairsville to Dr. Bob Swasky, each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

          3.3  Access to Properties, Books, Etc.  Adairsville shall
               ---------------------------------
allow United and its authorized representatives reasonable access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of Adairsville and its subsidiaries and shall furnish United and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as United may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Adairsville shall require its personnel to assist United in making any such investigation and shall cause the counsel (subject to attorney-client privilege), accountants, employees and other representatives of


Adairsville to be available to United for such purposes. Such investigation will be conducted in a manner designed to be the least disruptive of the affairs of Adairsville as possible. During such investigation, United and its authorized representatives shall have the right, subject to the confidentiality provisions of this Agreement, to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise Adairsville of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

          3.4  Confidentiality.  The parties agree that the
               ---------------
Confidentiality Agreement between Adairsville and United dated
December 15, 1998 (the "Confidentiality Agreement") shall survive termination, for any reason whatsoever, of this Agreement and remain in full force and effect in accordance with its terms.

          3.5  Full Cooperation. The parties shall cooperate fully
               ----------------
with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

          3.6  Expenses.  All of the expenses incurred by United in
               --------
connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing of all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by United. All expenses incurred by Adairsville in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants for Adairsville and the cost of reproducing and mailing the Adairsville Information Materials, shall be paid by Adairsville.

          3.7  Preservation of Goodwill.  Adairsville shall use
               ------------------------
reasonable efforts to preserve its business organization and the business organization of its subsidiaries consistent with past practices, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with Adairsville or its subsidiaries.

          3.8  Approvals and Consents.  Each party hereto represents
               ----------------------
and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary's officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement. In particular, within 30 days of the date of this Agreement, United shall file all applications required to obtain all consents and approvals of bank regulatory authorities for the

transactions contemplated by this Agreement. United shall provide drafts of the public sections of applications to Adairsville prior to filing the same, and shall promptly provide Adairsville with copies of all correspondence to and from regulatory authorities with respect to the transactions contemplated by this Agreement.

          3.9  Agreement by Certain Adairsville Shareholders.
               ---------------------------------------------
Contemporaneously with the execution of this Agreement, each of the shareholders of Adairsville whose signatures are set forth on Exhibit B will execute and deliver to United an agreement, the form of which is attached hereto as Exhibit B, pursuant to which each of them agrees to vote the Adairsville Stock owned or controlled by them in favor of the Merger.

          3.10 Press Releases.  Prior to the Closing Date, Adairsville
               --------------
and United shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.10 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by law.

          3.11 Employees of Adairsville Bank.  For purposes of any
               ------------------------------
length of service requirements, waiting periods, vesting periods or benefits based on length of service in any benefit plan of Adairsville Bank for which an employee may be eligible after the Closing, United shall ensure that service by such employee with Adairsville Bank shall be deemed to have been service with United.

          3.12 "Run-off" Liability Insurance Coverage.  Adairsville
               --------------------------------------
shall acquire for the benefit of its officers and directors "run-off" liability insurance coverage to survive the Closing Date, which coverage shall be satisfactory to Adairsville. Alternatively, United shall obtain coverage for the officers and directors of Adairsville under its officer and director liability policy satisfactory to Adairsville.

          3.13 Letter re Accounting Issues.
               ---------------------------
          (a) Within fifteen (15) days period prior to the Closing Date, at the written request of United, Adairsville shall establish and take such reserves and accruals as United shall request to conform Adairsville's loan, accrual and reserve policies to United's policies, shall establish and take such accruals, reserves and charges in order to implement such policies and to recognize, for financial accounting purposes, such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are mutually agreeable to United and Adairsville; provided, however, that Adairsville shall not be required to take any such action that is not consistent with GAAP.

          (b) No accrual or other adjustment made by Adairsville pursuant to the provisions of this Section 3.13 shall constitute an acknowledgment by Adairsville or create any implication, for any purpose, that such accrual or adjustment was necessary for any purpose other than to comply with the provisions of this Section 3.13.


          (c) No accrual or other adjustment made by Adairsville pursuant to the provisions of this Section 3.13 shall be considered in determining the existence of, or comprise the basis for, a material adverse change as contemplated by Section 10.1 of this Agreement.

          3.14 McCool Bonus.  Notwithstanding anything to the contrary
               ------------
contained herein, in the event that Jerrell McCool, the President of Adairsville Bank, shall be in the employ of Adairsville Bank as of the Closing Date, then Adairsville, or Adairsville Bank, shall be entitled to pay to McCool, and shall pay to McCool, a bonus in the amount of twenty thousand dollars ($20,000). If Adairsville or Adairsville Bank shall not have paid such bonus prior to the Closing Date, United shall be responsible for the payment of such amount to McCool.

                              ARTICLE IV
                              ----------

             REPRESENTATIONS AND WARRANTIES OF ADAIRSVILLE
             ---------------------------------------------

          As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, Adairsville repre-sents, warrants, covenants and agrees as follows:

          4.1  Adairsville Disclosure Memorandum.  By February 11,
               ---------------------------------
1999, Adairsville will deliver to United a memorandum (the "Adairsville Disclosure Memorandum") containing certain information regarding Adairsville as indicated at various places in this Agreement. All information set forth in the Adairsville Disclosure Memorandum or in documents incorporated by reference in the Adairsville Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Adairsville under this Article IV. The information contained in the Adairsville Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable. All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Adairsville Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any material fact necessary in order to make the statements therein not misleading. Adairsville shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Adairsville Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing. Adairsville agrees that upon receipt of the Adairsville Disclosure Memorandum, United shall have until February 18, 1999 to review the Adairsville Disclosure Memorandum and to terminate this Agreement if for any reason in its sole discretion United believes that proceeding with the Merger in light of the contents of such memorandum would be detrimental to United.

          4.2  Corporate and Financial.
               -----------------------

               4.2.1     Authority.  Subject to the approval of
                         ---------
various state and federal regulators and Adairsville Shareholders, the execution, delivery and performance of this Agreement and the other
transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both,
(a) violate any provision of federal or state law applicable to Adairsville, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Adairsville;
(b) violate any provision of the articles of incorporation or bylaws of Adairsville; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Adairsville is a party, which, singularly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Adairsville; or (d) constitute a violation of any order, judgment or decree to which Adairsville is a party, or by which Adairsville or any of its assets or properties are bound. Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of Adairsville, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

               4.2.2     Corporate Status.  Adairsville is a business
                         ----------------
corporation duly organized, validly existing and in good standing under the laws of the state of Georgia and has no direct or indirect subsidiaries other than Adairsville Bank. Adairsville Bank is a banking corporation duly organized and validly existing under the laws of the State of Georgia. Adairsville and Adairsville Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their respective businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

               4.2.3     Capital Structure.  (a)  Adairsville has an
                         -----------------
authorized capital stock consisting of 1,000,000 shares, $4 par value of common stock, of which 381,116 shares of common stock are issued and outstanding as of the date hereof. Adairsville Bank has an authorized capital stock consisting solely of 4,000 shares of common stock, par value $100.00 ("Adairsville Bank Stock"), of which 4,000 shares are issued and outstanding as of the date hereof. All of the outstanding shares of Adairsville Stock and Adairsville Bank stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of Adairsville Stock or Adairsville Bank Stock previously issued. None of the shares of Adairsville Stock or Adairsville Bank Stock has been issued in violation of any preemptive or other rights of its shareholders. All of the issued and outstanding shares of Adairsville Bank Stock are owned by Adairsville.

               (b) Except as set forth in the Adairsville Disclosure Memorandum, Adairsville does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into shares of Adairsville Stock, or any other securities or debt, of



Adairsville, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into shares of Adairsville Stock. Adairsville is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

               (c) Except as set forth in the Disclosure Memorandum, there is no agreement, arrangement or understanding to which Adairsville is a party restricting or otherwise relating to the transfer of any shares of capital stock of Adairsville.

               (d) All shares of Adairsville Stock or other capital stock, or any other securities or debt, of Adairsville, which have been purchased or redeemed by Adairsville have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Adairsville.

          4.2.4     Corporate Records.  The stock records and minute
                    -----------------
books of Adairsville, whether heretofore or hereafter furnished or made available to United by Adairsville, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock,
(b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Adairsville, (c) correctly show all corporate action taken by the directors and shareholders of Adairsville (including actions taken by consent without a meeting) and (d) contain true and correct copies or originals of the respective articles of incorpo-ration and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

          4.2.5     Tax Returns; Taxes.  (a)  Adairsville has duly
                    ------------------
filed (i) all required federal and state tax returns and reports, and
(ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations. Such returns or reports are, and when filed will be, true, complete and correct, and Adairsville has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. All federal, state and local taxes and other governmental charges paid or payable by Adairsville have been paid, or have been accrued or

reserved on its books in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods. Adequate reserves for the payment of taxes have been established on the books of Adairsville for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, Adairsville shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with GAAP applied on a basis consistent with prior periods. Adairsville has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of the officers of Adairsville (collectively, "Management"), there is no threatened claim against Adairsville, or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 1998 Adairsville Financial Statements described in Section 4.2.6 below or disclosed in the notes with respect thereto. There are no waivers or agreements by Adairsville for the extension of time for the assessment of any taxes. The federal income tax returns of Adairsville have not been examined by the Internal Revenue Service for any period since January 1, 1994.

          (b) Except as set forth in the Adairsville Disclosure Memorandum, proper and accurate amounts have been withheld by Adairsville from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by Adairsville for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

          4.2.6     Financial Statements.  Adairsville has delivered
                    --------------------
to United true, correct and complete copies of unaudited financial statements of Adairsville for the 11 month period ended November 30, 1998, including a balance sheet and statement of income (the unaudited financial statements for the 11 month period ended November 30, 1998 being referred to as the "1998 Adairsville Financial Statements").
The 1998 Adairsville Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the assets, liabilities and financial condition of Adairsville as of the dates indicated therein and the results of its operations for the period then ended except that such financial statements do not include the footnote disclosure required by GAAP.

          4.2.7     Regulatory Reports.  Adairsville has made
                    ------------------
available to United for review and inspection the year-end Report of Condition and Income as filed by Adairsville Bank with the Board of Governors of the Federal System (the "Federal Reserve") for each of the two years ended December 31, 1997 and 1996, together with all such other reports filed for the same three-year period with the Department of Banking and Finance of the State of Georgia (the "Department of Banking"), and other applicable regulatory agencies and the Form F.R. Y-6 filed by Adairsville with the Federal Reserve for each of the years ended December 31, 1997 and 1996 (collectively, the "Adairsville Reports"). All of the Adairsville Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

          4.2.8     Accounts.  The Adairsville Disclosure Memorandum
                    --------
contains a list of each and every bank and other institution in which Adairsville maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.



          4.2.9     Notes and Obligations.  Except as set forth in the
                    ---------------------
Adairsville Disclosure Memorandum or as provided for in the loss reserve, all notes receivable or other obligations owned by Adairsville or due to it shown in the 1998 Adairsville Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid, and to Adairsville's knowledge, collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. All such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All such notes and obligations were entered into by Adairsville in the ordinary course of its business and, to Adairsville's knowledge, in compliance with all applicable laws and regulations.

          4.2.10    Liabilities.  Adairsville has no debt, liability
                    -----------
or obligation of any kind required to be shown pursuant to GAAP on the 1998 Adairsville Financial Statements, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes,
(b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety, (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by Adairsville or any other entity covering employees of Adairsville, or (d) environmental liabilities, except (i) those reflected in the 1998 Adairsville Financial Statements, and (ii) as disclosed in the Adairsville Disclosure Memorandum.

          4.2.11    Absence of Changes.  Except as specifically
                    ------------------
provided for in this Agreement or specifically set forth in the Adairsville Disclosure Memorandum, since November 30, 1998:

          (a) there has been no change in the business, assets, liabilities, results of operations or financial condition of Adairsville, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which the Adairsville Management believes may have, a material adverse effect on such businesses or properties;

          (b) there has been no material damage, destruction or loss to the assets, properties or business of Adairsville, whether or not covered by insurance, which has had, or which the Adairsville
Management believes may have, an adverse effect thereon;

          (c) the business of Adairsville has been operated in the ordinary course, and not otherwise;

          (d) the properties and assets of Adairsville used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

          (e) the books, accounts and records of Adairsville have been maintained in the usual, regular and ordinary manner;



          (f) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Adairsville;

          (g) there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Adairsville to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of Adairsville earning less than $35,000 per annum ("general increase" for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any director, officer, or employee hired at a salary in excess of $35,000 per annum, or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

          (h) there has been no change in the articles of incorporation or bylaws of Adairsville;

          (i) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Adairsville, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Adairsville, or affecting its operations;

          (j) there has been no issuance, sale, repurchase, acquisition, or redemption by Adairsville of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

          (k) there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of Adairsville or assumed by it with respect to any asset or assets;

          (l) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Adairsville which would be required to be reflected on a balance sheet of Adairsville prepared as of the date hereof in accordance with GAAP applied on a consistent basis, except as incurred in the ordinary course of business;

          (m) no obligation or liability of Adairsville has been discharged or satisfied, other than in the ordinary course of business;

          (n) there have been no sales, transfers or other dispositions of any asset or assets of Adairsville, other than sales in the ordinary course of business; and



          (o) there has been no amendment, termination or waiver of any right of Adairsville under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties.

          4.2.12    Litigation and Proceedings.  Except as set forth
                    --------------------------
on the Adairsville Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Adairsville, threatened against, by or affecting Adairsville, or any officer, director, employee or agent in such person's capacity as an officer, director, employee or agent of Adairsville or relating to the business or affairs of Adairsville, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Adairsville have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

     4.3  Business Operations.
          -------------------

          4.3.1     Customers.  Adairsville has no knowledge of any
                    ---------
presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Adairsville's inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Adairsville Disclosure Memorandum.

          4.3.2     Permits; Compliance with Law.  (a) Adairsville has
                    ----------------------------
all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Adairsville to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of Adairsville, threatened.

          (b) Except as set forth in the Disclosure Memorandum, Adairsville has complied with all laws, regulations, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on Adairsville. The Adairsville Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances or rules by any present officer, director, or employee of Adairsville which occurred since December 31, 1993, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to
Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission if Adairsville had been subject to the reporting requirements under the 1933 Act or the Securities Exchange Act of 1934. Except as set forth in the Disclosure Memorandum, no past violation of any such law, regulation, ordinance or rule has occurred which could impair the right or ability of Adairsville to conduct its business.

          (c) Except as set forth in the Adairsville Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of Adairsville to comply in any respect with any law, regulation or order has been received, nor

is any such notice or warning proposed or, to the knowledge of Adairsville, threatened.

          4.3.3     Environmental.  (a) Except as set forth in the
                    -------------
Adairsville Disclosure Memorandum, Adairsville

               (i) has not caused or permitted, and has no knowledge of, any claim regarding the environmental condition of any properties or facilities currently owned or leased by Adairsville or adjacent to any properties so owned or leased or the generation, manufacture, use, or handling or the release or presence of, any hazardous substances or hazardous wastes, including petroleum, on, in, under or from any properties or facilities currently owned or leased by Adairsville or adjacent to any properties so owned or leased; and

               (ii) has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any hazardous substances or hazardous wastes, including petroleum and asbestos, on, in, under or from any properties or facilities currently owned or leased by Adairsville.

          (b) Except as set forth in the Adairsville Disclosure Memorandum, neither Adairsville nor any of its officers, directors, employees or agents, in the course of such individual's employment by Adairsville, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of hazardous substances or hazardous wastes, including petroleum, nor to Adairsville's knowledge has Adairsville foreclosed on any property on which there is a threatened release of any hazardous substances or hazardous wastes, including petroleum, or on which there has been such a release and full remediation has not been completed, or any property on which contained (non-released) hazardous substances or hazardous wastes, including petroleum, are or were located.

          (c) Except as set forth in the Adairsville Disclosure Memorandum, neither Adairsville, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any hazardous substance or hazardous wastes, including petroleum, on, in, under, or around property on which Adairsville holds a legal or security interest, in violation of, or creating liability under, federal, state, or local environmental statutes, regulations, or ordinances.

          (d) The term hazardous substances or hazardous waste does not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).



          4.3.4     Insurance.  The Adairsville Disclosure Memorandum
                    ---------
contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Adairsville or any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date (or a reasonable substitute obtained), in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Adairsville will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Adairsville has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since January 1, 1994 with respect to the business and affairs of Adairsville.

     4.4  Properties and Assets.
          ---------------------

          4.4.1     Contracts and Commitments.  Other than loans,
                    -------------------------
mortgages and other security instruments or devices entered into within the ordinary course of business, the Adairsville Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments to which Adairsville is a party or by which it may be bound involving the payment or receipt, actual or con-tingent, of more than $50,000 or having a term or requiring per-formance over a period of more than one (1) year. Each such contract, agreement, guaranty and commitment of Adairsville is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Adairsville has complied in all material respects with the provisions of such contracts, agreements, guaranties and commit-ments. A true and complete copy of each such document has been or will be made available to United for examination.

          4.4.2     Licenses; Intellectual Property.  Adairsville has
                    -------------------------------
no patents, trademarks, trade names, service marks, or copyrights. Except as described in the Adairsville Disclosure Memorandum, Adairsville is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Adairsville or presently expected to be used by it in the future. Adairsville has complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

          4.4.3     Personal Property.  Adairsville has good and
                    -----------------
marketable title to all of its personalty, tangible and intangible, reflected in the 1998 Adairsville Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except (i) those described in the Adairsville Disclosure Memorandum and (ii) liens for taxes not due and payable.



          4.4.4     Adairsville Leases.  (a)  All leases (the
                    ------------------
"Adairsville Leases") pursuant to which Adairsville is lessor or lessee of any real or personal property (such property, the "Leased Property") are valid and enforceable in accordance with their terms; there is not under any of the Adairsville Leases any default or, to the knowledge of Adairsville, any claimed default by Adairsville, or event of default or event which with notice or lapse of time, or both, would constitute a default by Adairsville and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

          (b) The copies of the Adairsville Leases heretofore or hereafter furnished or made available by Adairsville to United are true, correct and complete, and the Adairsville Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

          (c)  Except as set forth in the Adairsville Disclosure
Memorandum, there are no contractual obligations, agreements in principle or present plans for Adairsville to enter into new leases of real property or to renew or amend existing Adairsville Leases prior to the Closing Date.

          4.4.5     Real Property.  (a)  Adairsville does not own any
                    -------------
interest in any real property (other than as lessee) except as set forth in the Adairsville Disclosure Memorandum (such properties being referred to herein as "Adairsville Realty"). Except as disclosed in the Adairsville Disclosure Memorandum, Adairsville has good title to the Adairsville Realty and the titles to the Adairsville Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the Adairsville Disclosure Memorandum. Adairsville has not encumbered the Adairsville Realty since the effective dates of the respective title insurance policies.

          (b) Except as set forth in the Adairsville Disclosure Memorandum, the interests of Adairsville in the Adairsville Realty and in and under each of the Adairsville Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of Adairsville, threatened action at law or in equity.

          (c) The present and past use and operations of, and improvements upon, the Adairsville Realty and all real properties leased by Adairsville (the "Adairsville Leased Real Properties") are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and to the knowledge of Adairsville there are no proposed changes therein that would affect the Adairsville Realty, the Adairsville Leased Real Properties or their uses.

          (d) Except as set forth in the Adairsville Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Adairsville with respect to any Lease pursuant to which it is lessor or lessee.


          (e) Adairsville is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Adairsville Realty or the Adairsville Leased Real Properties which may adversely affect the Adairsville Realty or the Adairsville Leased Real Properties or the current or currently contemplated use thereof.

          (f) The buildings and structures owned, leased or used by Adairsville are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Adairsville.

     4.5  Employees and Benefits.
          ----------------------

               4.5.1     Compensation Structure.  The Disclosure Memo-
                         ----------------------
randum contains a true and complete list of the names, titles, responsibilities and compensation arrangements of each person whose earned compensation (including without limitation all salary, wages, bonuses and fringe benefits other than those fringe benefits made available to all employees on a non-discriminatory basis), regardless of whether actually payable in such year, from Adairsville for the current fiscal year will equal or exceed $35,000. Adairsville has heretofore made available or shall make available to United copies of all written agreements, correspondence (other than outstanding offers of employment to prospective employees whose compensation levels will not exceed $35,000 in cash), memoranda and other written materials currently in effect which have been provided to such employees relating to their compensation.

               4.5.2     Directors or Officers of Other Corporations.
                         -------------------------------------------
Except as set forth in the Disclosure Memorandum, no director, offi-cer, or employee of Adairsville serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of Adairsville or any of its subsidiaries.

               4.5.3     Employee Benefits.  (a) Except as set forth
                         -----------------
in the Disclosure Memorandum, Adairsville does not have or maintain a pension plan, profit sharing plan, group insurance plan, employee welfare benefit plan (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), severance plan, bonus plan, stock option plan or deferred compensation plan for any of its current or former employees.

               (b) Each "employee benefit plan" as defined in Section 3(3) of ERISA, maintained by or on behalf of Adairsville (including any plans which are "multi-employer plans" under Section 3(37)(A) of ERISA ("Multi-employer Plans") and any defined benefit plan (as defined in Section 3(35) of ERISA) terminated by Adairsville within the five plan-years ending immediately before the Closing Date), which covers or covered any employees of Adairsville, of any subsidiary or of any predecessors ("Plan"), is listed in the Disclosure Memorandum,

and copies of all the Plans and Plan trusts (if applicable), Summary Plan Descriptions, Actuarial Reports and valuations (if any), and Annual Reports (and attachments thereto) on Form 5500, 5500-C or 5500-R, as the case may be (if required pursuant to ERISA) for the most recent three years with respect to the Plans, Internal Revenue Service determination letters and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, provided to United.

               (c) Except as set forth in the Disclosure Memorandum, with respect to each Plan: no litigation or administrative or other proceeding is pending or, to the knowledge of Sellers, threatened; the Plan has been restated or amended so as to comply with all applicable requirements of law, including all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder by the Internal Revenue Service and United States Department of Labor, other than changes in such laws for which amendments are not yet required; to the knowledge of Sellers, neither the Plan nor any trustee, administrator or fiduciary thereof has at any time been involved in any transaction relating to the Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" within the meaning of Section 406 of ERISA or
Section 4975 of the Code, unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor.

               (d) Except as set forth in the Disclosure Memorandum, each Plan has been administered in compliance in all material respects with applicable law and the terms of the Plan.

               (e) Except as disclosed in the Disclosure Memorandum and except for obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Adairsville has no obligation to provide, or material liability for, health care, life insurance or other benefits after termination of active employment.
As of the Closing Date, Adairsville will have provided adequate reserves, or insurance or qualified trust funds, for all claims incurred through the Closing Date, including adequate reserves to provide for any post-retirement health care, life insurance or other benefits with respect to periods of employment prior to the Closing Date, based on an actuarial valuation satisfactory to the actuaries of Adairsville representing a projection of claims expected to be incurred for such retirees during its period of coverage under such Plan.

               (f) Except as described in the Disclosure Memorandum, to the knowledge of Management, no fact or circumstance exists which could constitute grounds in the future for the Pension Benefit Guaranty Corporation ("PBGC") (or any successor to the PBGC) to take any action whatsoever under Section 4042 of ERISA in connection with any plan which an Affiliate (as defined below) of Adairsville main-tains within the meaning of Section 4062 or 4064 of ERISA, and, in either case, the PBGC has not previously taken any such action which has, or reasonably might, result in any liability of an Affiliate or Adairsville to the PBGC, which would have a material adverse effect on the business of Adairsville. The term "Affiliate" for purposes of this Section means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Sections 414(b) or 414(c) of the Code of which Adairsville is also a member.


               (g) Only current and former employees of Adairsville participate in the Plans.

               4.5.4     Labor-Related Matters.  Except as described
                         ---------------------
in the Disclosure Memorandum, Adairsville is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Adairsville. Adairsville has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Adairsville has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. There are no unfair labor practice charges pending or threatened against Adairsville, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, Adairsville with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by Adairsville as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

               4.5.5     Related Party Transactions.  Except for (a)
                         --------------------------
loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Adairsville with other persons who are not affiliated with Adairsville, and which do not involve more than the normal risk of repayment or present other unfavorable features, (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Adairsville at the time such deposits were entered into, and (c) transactions specifically described in the Disclosure Memorandum, there are no contracts with or commitments to present or former 5% or greater shareholders, directors, officers, or employees involving the expenditure after November 30, 1998 of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Adairsville).

     4.6  Other Matters.
          -------------

          4.6.1     Regulatory Reports.  Adairsville will make
                    ------------------
available to United for review and inspection all applications, reports or other documents filed by it for each of its past three full fiscal years with any regulatory or governmental agencies. All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

          4.6.2     Approvals, Consents and Filings.  Except for the
                    -------------------------------
approval of the Federal Reserve and the Department of Banking, or as set forth in the Adairsville Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Adairsville, or any of Adairsville's assets.


          4.6.3     Default.  (a)  Except for those consents described
                    -------
in or set forth pursuant to Section 4.6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein (i) constitutes a breach of or default under any contract or commitment to which Adairsville is a party or by which Adairsville or its properties or assets are bound, (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Adairsville, or (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Adairsville.

          (b) Adairsville is not in default under its articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which Adairsville is a party or by which it or any of its property is bound.

          4.6.4     Representations and Warranties.  No representation
                    ------------------------------
or warranty contained in the Adairsville Disclosure Memorandum, this
Article IV or in any certificate delivered by or at the direction of Adairsville pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

                               ARTICLE V
                               ---------

          CONDUCT OF BUSINESS OF ADAIRSVILLE PENDING CLOSING
          --------------------------------------------------

          Except as expressly otherwise provided herein, Adairsville covenants and agrees that, without the prior written consent of United, between the date hereof and the Closing Date:

          5.1  Conduct of Business.  Adairsville will conduct its
               -------------------
business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

          5.2  Maintenance of Properties.  Adairsville will maintain
               -------------------------
its properties and assets in good operating condition, ordinary wear and tear excepted.


          5.3  Insurance.  Adairsville will maintain and keep in full
               ---------
force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

          5.4  Capital Structure.  No change will be made in the
               -----------------
authorized or issued capital stock or other securities of Adairsville, and Adairsville will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Adairsville or Adairsville Bank.

          5.5  Dividends.  No dividend, distribution or payment will
               ---------
be declared or made in respect to the Adairsville Stock and Adairsville will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

          5.6  Amendment of Articles; Corporate Existence.
               ------------------------------------------
Adairsville will not amend its articles of incorporation or bylaws, and Adairsville will maintain its corporate existence and powers.

          5.7  No Acquisitions.  Adairsville shall not acquire by
               ---------------
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it.

          5.8  No Dispositions.  Adairsville will not sell, mortgage,
               ---------------
lease, buy or otherwise acquire, transfer or dispose of any Adairsville Realty or interest therein (except for sales in the ordinary course of business) and Adairsville will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

          5.9  Banking Arrangements.  No change will be made in the
               --------------------
banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

          5.10 Contracts.  Except for renewals of existing contracts
               ---------
in effect as of the date hereof, or entering into a contract for the purpose of substituting a vendor under any such existing contract, Adairsville will not enter into any contract of the kind described in
Section 4.4.1 hereof.

          5.11 Books and Records.  The books and records of
               -----------------
Adairsville will be maintained in the usual, regular and ordinary course.

          5.12 Advice of Changes.  Adairsville shall promptly advise
               -----------------
United orally and in writing of any change or event having, or which the Adairsville Management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Adairsville.


                              ARTICLE VI
                              ----------

               REPRESENTATIONS AND WARRANTIES OF UNITED
               ----------------------------------------

          As an inducement to Adairsville to enter into this Agreement and to consummate the transactions contemplated hereby, United repre-sents, warrants, covenants and agrees as follows:

     6.1  United Disclosure Memorandum.  United has heretofore
          ----------------------------
delivered to Adairsville a memorandum (the "United Disclosure Memorandum") containing certain information regarding United as indicated at various places in this Agreement. All information set forth in the United Disclosure Memorandum or in documents incorporated by reference in the United Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of United under this Article VI. The information contained in the United Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article VI and the covenants in Article VII to the extent applicable. All information in each of the documents and other writings furnished to Adairsville pursuant to this Agreement or the United Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. United shall promptly provide Adairsville with written notification of any event, occurrence or other information necessary to maintain the United Disclosure Memorandum and all other documents and writings furnished to Adairsville pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.

     6.2  Authority.  Subject to the approval of various state and
          ---------
federal regulators, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to United or Interim, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; (b) violate any provision of the articles of incorporation or bylaws of United or Interim; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or (d) constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound. Assuming this Agreement constitutes the valid and binding obligation of Adairsville, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

     6.3  Corporate Status.  United and Interim are business
          ----------------
corporations duly organized, validly existing and in good standing under the laws of the State of Georgia.

     6.4  Litigation and Proceedings.  Except as set forth on the
          --------------------------
United Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of United, threatened against, by or affecting United, or any officer, director, employee or agent in such person's capacity as an officer, director, employee or agent of United or relating to the business or affairs of United, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does United have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

     6.5  Approvals, Consents and Filings.  Except for the approval of
          -------------------------------
the Federal Reserve and the Department of Banking, or as set forth in the United Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to United, or any of United's assets.

     6.6  Default.  (a)  Except for those consents described in or set
          -------
forth pursuant to Section 6.5 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein (i) constitutes a breach of or default under any contract or commitment to which United is a party or by which United or its properties or assets are bound, (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of United, or (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of United.

          (b) United is not in default under its articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which United is a party or by which it or any of its property is bound.

     6.7  Regulatory Approval.  United is not aware of any reasonable
          -------------------
basis that would preclude it from obtaining regulatory approval for the Merger.

     6.8  Representations and Warranties.  No representation or
          ------------------------------
warranty contained in the United Disclosure Memorandum, this Article VI or in any certificate delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Adairsville in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.


                              ARTICLE VII
                              -----------

                  CONDITIONS TO OBLIGATIONS OF UNITED
                  -----------------------------------

          All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by
United:

          7.1  Veracity of Representations and Warranties.  The
               ------------------------------------------
representations and warranties of Adairsville contained herein, in the Disclosure Memorandum or in any certificate delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

          7.2  Performance of Agreements.  Adairsville shall have
               -------------------------
performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          7.3  Certificates, Resolutions, Opinion. Adairsville shall
               ----------------------------------
have delivered to United:

          (a) a certificate executed by the Vice Chairman and Secretary of Adairsville, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

          (b) duly adopted resolutions of the Board of Directors and shareholders of Adairsville certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of this Agreement (with respect to the directors of Adairsville) and the Merger Agreement (with respect to the directors and shareholders of Adairsville) and the consummation of the transactions contemplated herein and therein in accordance with their respective terms and (ii) authorizing all other necessary and proper corporate action to enable Adairsville to comply with the terms hereof and thereof;

          (c) certificates of the valid existence of Adairsville and the Adairsville Bank under the laws of the State of Georgia, executed by the Secretary of State and the Department of Banking, respectively, and dated not more than five (5) business days prior to the Closing Date;

          (d) certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that Adairsville has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and


          (e) an opinion of Jenkens & Gilchrist, P.C., counsel for Adairsville, dated the Closing Date, in the form attached hereto as Exhibit C.

          7.4  Shareholder Approval. The Merger Agreement shall have
               --------------------
been approved by the vote of the holders of at least two-thirds of Adairsville Stock.

          7.5  Regulatory Approvals.  United shall have received from
               --------------------
any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve and the Department of Banking, such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired. Such consents, authorizations and approvals shall be without conditions other than such conditions as are ordinarily imposed in connection with transactions of the type contemplated hereby and which do not, in the reasonable judgment of United, and in the exercise of the fiduciary duties of the Board of Directors of United, make it inadvisable to consummate the Merger.

          7.6  Certificate of Merger.  The Secretary of State of the
               ---------------------
State of Georgia shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the Georgia
Business Corporation Code.

          7.7  Resignations of Directors.  United shall have received
               -------------------------
the resignations of all of the Directors of Adairsville and Adairsville Bank effective as of the Closing Date.

          7.8  No Adverse Changes.  There shall have been no material
               ------------------
adverse change in the properties, business or financial condition of Adairsville, in the aggregate, from that reflected in the 1998 Financial Statements of Adairsville included in the Adairsville financial statements referred to in Section 4.2.6 of this Agreement, and Adairsville shall not have suffered any substantial loss or damage to its properties or assets whether or not insured that would affect or impair its ability to conduct its business. It is understood that a material adverse change will not include a change with respect to, or affect on, Adairsville resulting from a change in law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including, without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such changes do not impact Adairsville more adversely than other similarly situated financial institutions.

                             ARTICLE VIII
                             ------------

               CONDITIONS TO OBLIGATIONS OF ADAIRSVILLE
               ----------------------------------------

          All of the obligations of Adairsville under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

          8.1  Veracity of Representations and Warranties.  The
               ------------------------------------------
representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

          8.2  Performance of Agreements.  United shall have performed
               -------------------------
and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          8.3  Certificates, Resolutions, Opinion.  United shall have
               ----------------------------------
delivered to Adairsville:

          (a) a certificate executed by the President and Secretary of United, dated the Closing Date, certifying in such detail as Adairsville may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof; and

          (b) duly adopted resolutions of the board of directors of United, certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution and delivery of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

          (c) duly adopted resolutions of the Board of Directors and sole shareholder of Interim certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of the Merger Agreement and the consummation of the transactions contemplated therein in accordance with its terms and
    (ii) authorizing all other necessary and proper corporate action to enable Interim to comply with the terms thereof;

          (d) an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit D.

          8.4  Shareholder Approval.  The Merger Agreement shall have
               --------------------
been approved by the vote of the holders of at least two-thirds of Adairsville Stock.

          8.5  Regulatory Approvals.  Any and all governmental
               --------------------
authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve and the Department of Banking, shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired. Such consents, authorizations and approvals shall be

without conditions other than such conditions as are ordinarily imposed in connection with transactions of the type contemplated hereby and which do not, in the reasonable judgment of Adairsville, and in the exercise of the fiduciary duties of the Board of Directors of Adairsville, make it inadvisable to consummate the Merger.

          8.6  Certificate of Merger.  The Secretary of State of the
               ---------------------
State of Georgia shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the Georgia
Business Corporation Code.

          8.7  Receipt of Fairness Opinion.  Adairsville shall have
               ---------------------------
received an opinion of Dr. Bob Swasky (or another qualified person or entity satisfactory to Adairsville and United), that the consideration to be received by the shareholders of Adairsville pursuant to the Merger is adequate.

          8.8  Third Party Escrow Account.  United shall have
               --------------------------
transferred by wire all of the funds required to be paid as consideration to Adairsville stockholders pursuant to Article II of this Agreement to an independent third party escrow agent, which may be a law firm chosen by United, under an escrow agreement in form and substance reasonably satisfactory to Adairsville which will provide that the escrow agent shall distribute the funds to Adairsville shareholders solely upon receipt of notification by either United or Adairsville of the effectiveness of the merger and receipt of certificates formerly representing shares of Adairsville Stock duly endorsed for transfer.

                              ARTICLE IX
                              ----------

                       WARRANTIES, NOTICES, ETC.
                       -------------------------

          9.1  Warranties.  All statements contained in any
               ----------
certificate delivered by or on behalf of Adairsville or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Adairsville shall be required to be made, and shall be considered made, on behalf of both Adairsville and its subsidiary Adairsville Bank, and the representations and warranties required of United, shall be required to be made, and shall be considered made, on behalf of United and the United Subsidiaries.

          9.2  Survival of Representations.  All representations,
               ---------------------------
warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any exhibit or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

          (a) the opinions of counsel referred to in Sections 7.3(e) and 8.3(d) of this Agreement;


          (b) any fraudulent misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

          (c) the covenant with respect to the confidentiality of certain information contained in Section 3.4 hereof.

          9.3  Notices.  All notices or other communications required
               -------
or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Paragraph 9.3 on the date of such facsimile), or five days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

          (a)  To Adairsville:     Adairsville Bancshares, Inc.
                                   7400 Hwy. 140
                                   P. O. Box 405
                                   Adairsville, Georgia  30103-0405
                                   Attention:  William B. Hurley
                                               CEO
                                   Facsimile:  (770) 773-9195

               With copies to:     Jenkens & Gilchrist, a Professional
                                    Corporation
                                   1445 Ross Avenue
                                   Suite 3200
                                   Dallas, Texas  75202-2799
                                   Attention:  Peter G. Weinstock

          (b)  To United:          United Community Banks, Inc.
                                   P.O. Box 398
                                   Blairsville, Georgia 30512
                                   Attention:     Jimmy Tallent
                                                  President
                                   Facsimile:  (706) 745-1335

               With copies to:     Kilpatrick Stockton LLP
                                   Suite 2800
                                   1100 Peachtree Street
                                   Atlanta, Georgia  303039-4530
                                   Attention:  Richard R. Cheatham
                                   Facsimile:  (404) 815-6555

          9.4  Entire Agreement.  This Agreement, the Merger Agreement
               ----------------
and the Confidentiality Agreement supersede all prior discussions and agreements between Adairsville and United with respect to the Merger and the other matters contained herein and therein, and this Agreement, the Merger Agreement and the Confidentiality Agreement contain the sole and entire agreement between Adairsville and United with respect to the transactions contemplated herein and therein.

          9.5  Waiver; Amendment.  Prior to or on the Closing Date,
               -----------------
United shall have the right to waive any default in the performance of any term of this Agreement by Adairsville, to waive or extend the time for the fulfillment by Adairsville of any or all of Adairsville' obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Adairsville shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United's obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Adairsville under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

          9.6  Enforcement of Agreement.  The parties hereto agree
               ------------------------
that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                               ARTICLE X
                               ---------

                              TERMINATION
                              -----------

          This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows, and, upon any such termination of this Agreement, neither party hereto shall have any liability to the other, except that the provisions of Sections 3.4, 3.6 and 3.10 hereof shall survive the termination of this Agreement for any reason.



          10.1 Material Adverse Change.  By United, if, after the date
               -----------------------
hereof, a material adverse change in the financial condition or business of Adairsville shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of Adairsville Stock, or if Adairsville shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business. It is understood that a material adverse change will not include a change with respect to, or affect on, Adairsville resulting from a change in law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including, without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such changes do not impact Adairsville more adversely than other similarly situated financial institutions.

          10.2 Noncompliance.  (a) By United, if the terms, covenants
               -------------
or conditions of this Agreement to be complied with or performed by Adairsville before the Closing shall not have been substantially complied with or performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United.
(b) By Adairsville, if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Adairsville.

          10.3 Failure to Disclose.  By United, if it learns of any
               -------------------
fact or condition not disclosed in this Agreement, the Adairsville Disclosure Memorandum, or the 1998 Adairsville Financial Statements, which was required to be disclosed by Adairsville pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of Adairsville which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof. It is understood that a material adverse change will not include a change with respect to, or affect on, Adairsville resulting from a change in law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including, without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such changes do not impact Adairsville more adversely than other similarly situated financial institutions.

          10.4 Adverse Proceedings.  By either party, if any action,
               -------------------
suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of Adairsville or United makes consummation of the transactions herein contemplated inadvisable.

          10.5 Termination Date.  This Agreement shall automatically
               ----------------
terminate, without the requirement of notice on behalf of either party, if the Closing Date shall not have occurred on or before June 30, 1999.


          10.6 Shareholders Vote.  By either party, if the Merger
               -----------------
Agreement is not approved by the vote of the holders of Adairsville Stock as required by applicable law.

          10.7 Environmental Liability of Adairsville.  By United, if
               --------------------------------------
it learns of any potential material liability of Adairsville arising from noncompliance with any federal, state or local environmental law by Adairsville, or any potential material liability of Adairsville arising from any environmental condition of the properties or assets of Adairsville, including any properties or assets in which Adairsville holds a security interest.

                              ARTICLE XI
                              ----------

                     COUNTERPARTS, HEADINGS, ETC.
                     ----------------------------

          This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. A pronoun in one gender includes and applies to the other genders as well.














                              ARTICLE XII
                              -----------

                            BINDING EFFECT
                            --------------

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

                             ARTICLE XIII
                             ------------

                             GOVERNING LAW
                             -------------

          The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

          IN WITNESS WHEREOF, Adairsville and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

                                   ADAIRSVILLE BANCSHARES, INC.


(CORPORATE SEAL)                   By: /s/ Sue Hurley
                                        Sue Hurley
                                        Chairman
Attest:

/s/ E. Millard Acree, Jr.
E. Millard Acree, Jr.
Vice Chairman

                                   UNITED COMMUNITY BANKS, INC.


(CORPORATE SEAL)                   By: /s/ Jimmy Tallent
                                      Jimmy Tallent
                                      President
Attest:

/s/ Billy M. Decker
Billy M. Decker
Secretary


                               EXHIBIT A

                     AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this _____ day of January , 1999, by and between ADAIRSVILLE INTERIM CORPORATION ("Interim"), and ADAIRSVILLE BANCSHARES, INC. ("Adairsville"), both Georgia corporations (said corporations are hereinafter collectively referred to as the "Constituent Corporations").

                           R E C I T A L S:

          WHEREAS, the authorized capital stock of Adairsville consists of 1,000,000 shares of Common Stock, $4 par value per share, of which 381,116 shares are issued and ("Adairsville Stock"); and

          WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that Interim merge with Adairsville, with Adairsville being the surviving corporation; and

          WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement; and

          WHEREAS, the Board of Directors of Adairsville and Interim, by resolutions duly adopted, have directed that this Agreement be submitted to the shareholders of Adairsville and the sole shareholder of Interim for their approval; and

          WHEREAS, United Community Banks, Inc. ("United"), the sole shareholder of Interim, pursuant to the Agreement and Plan of Reorganization of even date herewith between Adairsville and United (the "Acquisition Agreement") has agreed to pay the shareholders of Adairsville $18.50 per share in cash, according to the terms and conditions contained herein, on or after the Closing Date (as defined herein) of the merger provided for herein.

          NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

     1.   MERGER.
          ------

          Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), Interim (hereinafter sometimes referred to as the "Merged Corporation") shall be merged with and into Adairsville (the "Merger"). Adairsville shall be the surviving corporation (the "Surviving Corporation") and shall continue under the name "Adairsville Bancshares, Inc.". On the Closing Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

     2.   ACTIONS TO BE TAKEN.
          -------------------

          The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Corporations and the filing of the Certificate of Merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

     3.   CLOSING DATE.
          ------------

          The Merger shall be effective upon the approval of this Agreement by the shareholders of the Constituent Corporations and the filing of the Certificate of Merger relating hereto in the manner provided in the Georgia Business Corporation Code (the "Closing Date").

     4.   ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING
          -----------------------------------------------------
CORPORATION.
-----------

          (a) The Articles of Incorporation of Adairsville, as heretofore amended, shall on the Closing Date be the Articles of Incorporation of the Surviving Corporation.

          (b) Until altered, amended or repealed, as therein provided, the Bylaws of Adairsville as in effect on the Closing Date shall be the Bylaws of the Surviving Corporation.

     5.   DIRECTORS.
          ---------

          Upon the Merger contemplated herein becoming effective, the directors of the Surviving Corporation shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholders of the Surviving Corporation and until their successors are elected in accordance with the By-Laws of the Surviving Corporation. If on the Closing Date any vacancy shall exist on the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner specified in the By-Laws of the Surviving Corporation.

     6.   MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK;
          -------------------------------------------------------
CAPITAL STRUCTURE OF THE SURVIVING CORPORATION.
----------------------------------------------

          The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation or into cash or other property shall be as follows:

          (a) Upon the Closing Date each of the shares of Adairsville Stock outstanding on the Closing Date shall be converted into $18.50 in cash (the "Purchase Price"); provided that if the Closing Date is

ninety days after the date hereof (the "Threshold Date"), then the consideration per share payable shall be increased by the amount of the net earnings per share of Adairsville between January 1, 1999 and the Closing Date. Net earnings for the purpose of this Section 6(a) shall be reduced by the amount of any non-operating earnings and not reduced by any reserves or charges made pursuant to Section 3.13 of the Acquisition Agreement.

          (b) On or after the Closing Date, each holder as of the Closing Date of any of the shares of Adairsville Stock, upon presentation and surrender of the certificates representing such shares to the transfer agent or agents designated by United, shall be entitled to receive in exchange therefor a check in settlement for cash payable for the Adairsville Stock. Until such surrender, each such outstanding certificate which prior to the Closing Date represented Adairsville Stock shall be deemed for all corporate purposes, except as set forth below, to evidence the right to receive the cash into which the same shall have been converted. Unless and until any such certificate shall be so evidenced, the holder of such certificate shall not have the right to receive any interest or any cash into which the shares have been converted.

          (c) Upon the Closing Date, the shares of Interim Stock issued and outstanding immediately prior to the Closing Date shall be converted into 381,116 shares, $4 par value per share, of Common Stock of the Surviving Corporation.

     7.   TERMINATION OF SEPARATE EXISTENCE.
          ---------------------------------

          Upon the Closing Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

     8.   FURTHER ASSIGNMENTS.
          -------------------

          If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper

assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

     9.   CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.
          --------------------------------------------------

          This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Closing Date of each of the following conditions:

          (a) Approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding voting shares of Adairsville Stock and the sole shareholder of Interim; and

          (b) All the terms, covenants, agreements, obligations and conditions of the Acquisition Agreement to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

     9.   TERMINATION.
          -----------

          This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Constituent Corporations, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

     10.  COUNTERPARTS; TITLE; HEADINGS.
          -----------------------------

          This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

     11.  AMENDMENTS; ADDITIONAL AGREEMENTS.
          ---------------------------------

          At any time before or after approval and adoption by the shareholders of Adairsville, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Adairsville Stock shall be converted in the Merger pursuant to Section 5 hereof.


          IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

                                   ADAIRSVILLE INTERIM
                                   CORPORATION

(CORPORATE SEAL)

                                   By:___________________________
ATTEST:                               Jimmy Tallent
                                      President

______________________________
Billy M. Decker
Secretary


                                   ADAIRSVILLE BANCSHARES, INC.

(CORPORATE SEAL)

                                   By:___________________________
                                        Sue Hurley
ATTEST:                                 Chairman

______________________________
E. Millard Acree, Jr.
Vice Chairman

                             ATTACHMENT 1

                               Directors


Jimmy Tallent
Christopher J. Bledsoe

                               EXHIBIT B


United Community Banks, Inc.
P.O. Box 398
Blairsville, Georgia 30512

Gentlemen:

          In connection with the proposed merger (the "Merger") of Adairsville Interim Corporation ("Interim") with and into Adairsville Bancshares, Inc. ("Adairsville"), pursuant to the Agreement and Plan of Reorganization between United and Adairsville (the "Reorganization Agreement") and the Agreement and Plan of Merger between Interim and Adairsville, the undersigned hereby agrees to vote any and all shares of the capital stock of Adairsville owned or controlled by her, him or it in favor of the Merger.

                              Sincerely,

                              Estate of Ernest M. Acree, Sr.


                              By:___________________________
                                   Executor


                              ______________________________
                              Ernest M. Acree, Jr.


                              ______________________________
                              Thomas L. Manton


                              ______________________________
                              Franklin G. Fuller


                              ______________________________
                              Thomas Kinnamon

                              Summerville/Trion Bancshares, Inc.


                              By:___________________________
                              Name:
                              Title:


                              ______________________________
                              T. Fay Hurley


                              ______________________________
                              Sue Hurley


                              ______________________________
                              William B. Hurley

                               EXHIBIT C


     (1) Adairsville was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

     (2) Adairsville has the corporate power to execute and deliver the Agreement and Plan of Reorganization Agreement (the
"Reorganization Agreement") and the Agreement and Plan of Merger (the "Merger Agreement"), to perform its obligations thereunder, to own and use its Assets and to conduct its business.

     (3) Adairsville has duly authorized the execution and delivery of the Reorganization Agreement and the Merger Agreement and all performance by Adairsville thereunder, and has duly executed and delivered the Reorganization Agreement and the Merger Agreement.

     (4) No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for Adairsville's execution and delivery of the Reorganization Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

     (5) The Reorganization Agreement and the Merger Agreement are enforceable against Adairsville.

     (6) The authorized capital stock of Adairsville consists of 1,000,000 shares of Common Stock, $4 par value per share, of which 381,116 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Adairsville has been duly authorized and validly issued and are fully paid and non-assessable and, to such counsel's knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

                               EXHIBIT D


     (1) United and Interim were duly organized as a corporations, and are existing and in good standing, under the laws of the State of Georgia.

     (2) United has the corporate power to execute and deliver the Agreement and Plan of Reorganization Agreement (the "Reorganization Agreement") and Interim has the Corporate power and authority to execute the Agreement and Plan of Merger (the "Merger Agreement"), and each have the power to perform their respective obligations thereunder, to own and use its Assets and to conduct its business.

     (3) United has duly authorized the execution and delivery of the Reorganization Agreement has duly authorized all performance by United thereunder, and has duly executed and delivered the Reorganization Agreement.

     (4) Interim has duly authorized the execution and delivery of the Merger Agreement and all performance by Interim thereunder, and has duly executed and delivered the Merger Agreement.

     (5) No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for United's execution and delivery of the Reorganization Agreement and Interim's execution and delivery of the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

     (6) The Reorganization Agreement and the Merger Agreement are enforceable against United and Interim, respectively.